  Exhibit 6.17

FIRST AMENDMENT
TO
CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and entered into this 28th day of September, 2017, by and between Mobile Home Rental Holdings LLC, a North Carolina limited liability company (the “Company”), and Metrolina Loan Holdings, LLC, a North Carolina limited liability company (the “Holder”).

Background

A. On or about May 8, 2017, the Company executed and delivered to the Holder a Convertible Promissory Note in the original principal amount of $3,000,000 (the “Note”) pursuant to which the Company agreed to repay the principal amount plus interest all in accordance with the terms of the Note.

B. The Company and the Holder now desire to revise and amend the Note in the manner hereinafter set forth.

Terms

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Maturity Date definition at the end of the first paragraph shall be modified to be defined as December 15, 2019.

2. The last sentence of the Third Paragraph that says “Upon such extension, the stated “Maturity Date” shall be deemed to be May 8, 2020” shall be modified to state that “Upon such extension, the stated “Maturity Date” shall be December 15, 2020.

3. Subpart (B) in the second full paragraph of Section 1(a)(i) of the Note is hereby deleted in its entirety and the following is substituted in its place:

“(B) there will be no other financings of the Company and the Company will not incur any additional indebtedness (other than indebtedness utilized to immediately repay this Note in full or indebtedness to Raymond M. Gee or Gvest Capital LLC to cover the costs associated with the Merger Transaction and any ongoing operating costs and expenses needed by the Company or its merger successor, including but not limited to, accountant fees’ and costs, attorneys’ fees and costs, filing fees and all other costs and expenses incurred by the Company’s merger successor for securities law compliance, which indebtedness shall in all respects be subordinate and inferior to the indebtedness created by this Note and shall not be repaid until this Note has been paid in full),”

4. Subpart (v) in the Section 2 of the Note is hereby deleted in its entirety and the following is substituted in its place:

“(v) the authorization of additional Shares of the Company, or any dilution of Holder’s interest in the Company (other than pursuant to a permitted Merger Transaction or any equity financing by the Company’s successor in interest subsequent to the Merger Transaction utilized to immediately repay this Note in full), in either case, without Holder’s prior written consent;”

5. Section 3 of the Note is hereby deleted in its entirety and the following is substituted in its place:

“Remedies Upon Default. In addition to any other rights or remedies available to the Holder hereunder, under any other document, at law or in equity, Holder shall have the following remedies:

(a)
Acceleration. Upon the occurrence of an Event of Default, the Holder shall have the right to cause the entire unpaid principal balance, together with all accrued and unpaid interest thereon, reasonable attorneys’ fees and all fees, charges, costs and expenses, if any, owed by the Company pursuant to this Note, to become immediately due and payable in full by giving written notice to the Company.

(b)
 Assignment of Membership Interest. The undersigned being all of the members of Company, as security for payment of the loan evidenced by this Note, hereby assign, transfer to and pledge with and grant to the Holder a continuing security interest in and to all right, title and interests of every kind and nature whatsoever, in and to all membership interests, including without limitation all management rights, beneficial or otherwise, of Company and shall execute and deliver, immediately upon an Event of Default, to Holder any and all documents necessary or advisable to effectuate a transfer, assignment or other conveyance of such membership interests with all management rights of Company.

6. The first sentence of Section 4 of the Note is hereby deleted in its entirety and the following is substituted in its place:

“The Holder shall have a right of first refusal to purchase its pro rata share of all debt or equity securities (“Future Securities”) issued by the Company in consideration of money loaned or paid to the Company after the date of this Note that the Company may, from time to time, propose to sell and issue after the date hereof subject to the 10% ownership limitation contained in the last sentence of Section 1(a); provided, however, that notwithstanding anything otherwise herein contained, this right of first refusal and the procedures described below shall not apply to an issue of Future Securities if the proceeds of such are actually applied to the payment of this Note in full on the date of such issuance.”

7. Section 19 of the Note is hereby deleted in its entirety and the following is substituted in its place.

“19.
Use of Note Proceeds; Purpose and Conditions to Usage. The Company can only use the Note proceeds as the equity component, up to 25% of the total capitalized cost, in the Company’s investment acquisitions of manufactured housing properties. Further, the Company shall not, without the written consent of Holder, permit the indebtedness (including without limitation any senior debt, junior debt and seller financing) on any investment acquisition of a manufactured home property in which Note proceeds are used to complete the acquisition to exceed 75% of the total capitalized cost of the investment acquisition. The phrase “total capitalized cost” in the foregoing sentence shall mean all costs necessary to acquire a manufactured home property, including without limitation, the purchase price, closing costs, commissions, fees, tax adjustments and other ordinary costs of acquisition. In addition to the foregoing, the Company is required to expend 10% of the principal amount of this Note (i.e., $300,000 in the aggregate) separate and apart from the Note proceeds as equity investments in acquisitions of manufactured housing properties. (As of May 8, 2017, the Company has provided evidence satisfactory to Holder of the Company’s minimum $300,000 of equity investment in relation to the acquisition of manufactured housing properties by the following: (a) Butternut MHP Land LLC and Butternut MHP Homes LLC, each a Delaware limited liability company, and (b) Pecan Grove MHP LLC, a North Carolina limited liability company.) Notwithstanding anything to the contrary herein, in no event shall the Company allow or cause (i) any indebtedness to be placed at any Person comprising an investment, or (ii) Note proceeds to be used to repay the 10% equity investments (and such 10% equity must be maintained at all times during the term of this Note), in each case, without the prior written consent of Holder. The proceeds of this Note shall be available in multiple draws (in a minimum of at least $50,000 increments unless such draw is for the entire remaining undisbursed principal) but this Note is not a revolving note and no amount prepaid or repaid will be available for borrowing. The Company shall provide Holder with at least five (5) Business Days’ written notice of the amount and date of any requested draw of Note proceeds along with evidence demonstrating compliance with the conditions herein stated (each a “Draw Request”). Section 7 above notwithstanding, a Draw Request may be made by email communication and will be deemed delivered when acknowledged by Holder.

8. Except as modified in paragraphs 1 through 4 above, the Agreement shall remain in full force and effect as originally written.

9. This Amendment may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart.

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:

MOBILE HOME RENTAL HOLDINGS LLC,

By: /s/ Raymond M. Gee
Name: Raymond M. Gee
Title: Manager

Address for notices: 136 Main Street
Pineville, NC 28134

HOLDER:

METROLINA LOAN HOLDINGS, LLC

By: /s/ R. Joseph Jackson
Name:                       R. Joseph Jackson
Title: Manager

Address for notices: 108 Gateway Blvd., Suite 104
          Mooresville, NC 28117

Members

GVEST REAL ESTATE CAPITAL, LLC

By: /s/ Raymond M. Gee
Name: Raymond M. Gee, Manager

METROLINA LOAN HOLDINGS, LLC

By: /s/ R. Joseph Jackson
Name: R. Joseph Jackson, Manager

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